                                                                     EXHIBIT 3.4


                 ARTICLES OF AMENDMENT TO AMENDED AND RESTATED
                   ARTICLES OF INCORPORATION OF WEBMD, INC.


     In accordance with Section 14-2-1006 of the Georgia Business Corporation Code (the "Code"), WebMD, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the Code, DOES HEREBY CERTIFY:

     1.   The name of the Corporation is WebMD, Inc.

     2. The following resolution setting forth an amendment to the Corporation's Articles of Incorporation has been duly adopted by the Board of Directors:

               RESOLVED, THAT ARTICLE II.B OF THE AMENDED AND RESTATED ARTICLES OF INCORPORATION IS HEREBY AMENDED BY ADDING THE FOLLOWING PROVISIONS TO THE END THEREOF: "THE CORPORATION IS AUTHORIZED TO ISSUE 3,400,000 SHARES OF SERIES B CONVERTIBLE PREFERRED STOCK, WITHOUT PAR VALUE PER SHARE (THE "SERIES B PREFERRED STOCK"). THE SERIES B PREFERRED STOCK SHALL HAVE THE PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS SET FORTH ON EXHIBIT F TO THIS RESOLUTION."
             ---------

     3.   The "Exhibit F" referenced in the foregoing resolution is included in
               ---------
          these Articles of Amendment and is the same "Exhibit A" as is attached
                                                       ---------
          hereto.

     4. The foregoing resolution containing the amendment was duly adopted on December 31, 1998, by the Corporation's Board of Directors in accordance with the provisions of Section 14-2-1002 of the Code.

     IN WITNESS WHEREOF, the Corporation has caused this Amendment to be signed by the undersigned duly authorized officer, this 12th day of January, 1999.

                                 WEBMD, INC.


                                 By: /s/ W. Michael Heekin
                                     ---------------------
                                     EVP and Secretary

                                   Exhibit A
                                   ---------


                         DESIGNATIONS OF PREFERENCES,
                      LIMITATIONS, AND RELATIVE RIGHTS OF
                    SERIES B PREFERRED STOCK OF WEBMD, INC.


     For the purposes of these Designations, the following terms shall have the meanings specified:

     "Any Common Stock" shall mean the Corporation's common stock, with or without series designation.

     "Articles of Incorporation" shall mean the Amended and Restated Articles of Incorporation of the Corporation, as amended.

     "Board of Directors" shall mean the board of directors of the Corporation.

     "Bylaws" shall mean the bylaws of the Corporation, as amended.

     "Common Stock" shall mean the voting common stock, without designation as to series and without par value per share, of the Corporation.

     "Conversion Price" shall have the meaning provided in Subsection (d)(1) hereof.

     "Conversion Rate" shall have the meaning provided in Subsection (d)(1) hereof.

     "Conversion Shares" shall mean the shares of Common Stock into which each share of Series B Preferred Stock is convertible pursuant to Section (d) of these Designations.

     "Corporation" shall mean WebMD, Inc., a Georgia corporation.

     "Designations" shall mean the terms, preferences, limitations and relative rights of the Series B Preferred Stock established hereby and set forth hereinafter.

     "Initial Public Offering" shall have the meaning provided in the Articles of Incorporation.

     "Invested Amount" per share of Series B Preferred Stock shall mean the per share issue price for any share of Series B Preferred Stock as designated in the agreement with the Corporation pursuant to which such share is issued (as adjusted pursuant to Section (d)(5) hereof after the Original Issue Date).

     "Liquidation"  shall have the meaning provided in Section (b) hereof.

     "Series B Preferred Stock" shall mean the 3,400,000 shares of Series B Preferred Stock, without par value per share, hereby designated.

     "Original Issue Date" shall mean, with respect to each share of Series B Preferred Stock, the date on which such share of Series B Preferred Stock is first issued by the Corporation.

     "Securities Act" shall mean the federal Securities Act of 1933, as amended.

     The Designations granted to and imposed upon the Series B Preferred Stock are as follows:


     (a)  Dividend Rights.  The holders of Series B Preferred Stock shall not be
     ---  ---------------
entitled to receive dividends; provided, however, that no dividend shall be paid on or declared and set apart for any share of Any Common Stock for any period unless at the same time an equal dividend for the same dividend period shall be paid on or declared and set apart for each share of Series B Preferred Stock based on the number of Conversion Shares into which each share is then convertible. No dividends shall be paid with respect to the Series B Preferred Stock unless and until dividends have been declared and paid on the Corporation's Series A Preferred Stock in accordance with the Series A Preferred Stock Designations of Preferences, Limitations and Relative Rights. Dividends on shares of capital stock of the Corporation shall be payable only out of funds legally available therefor.



     (b)  Liquidation Rights.  In the event of the liquidation, dissolution or
     ---  ------------------
winding up for any reason, including, without limitation, bankruptcy, of the Corporation or any of the Corporation's subsidiaries, the assets of which constitute all or substantially all the assets of the business of the Corporation and its subsidiaries taken as a whole or such events specified in the next sentence (each such event referred to as a "Liquidation"), the holders of the outstanding shares of Series B Preferred Stock shall, at their election, be entitled to receive in exchange for and in redemption of each share of their Series B Preferred Stock, and on a parity with the holders of any capital stock ranking pari passu to the Series B Preferred Stock by reason of their ownership thereof, from any funds or assets legally available for distribution to shareholders that portion of such funds, proceeds or assets in an amount equal to a fraction,

     (1) the numerator of which is the number of Conversion Shares to which the holder of such share of Series B Preferred Stock would be entitled by virtue of converting such share; and

     (2) the denominator of which is the aggregate of the number of Conversion Shares, shares of Any Common Stock outstanding, and all other shares of outstanding capital stock of any series the holders of which are entitled to participate in the proceeds of a Liquidation;

provided, however, that, notwithstanding the foregoing, the amount payable to such holder of a share of Series B Preferred Stock in the event of a Liquidation of the Corporation, as provided above, shall not be less than, and shall be increased if necessary (with sums payable to holders of shares of any other capital stock to be reduced ratably per share as necessary) to equal, the Invested Amount plus declared but unpaid dividends payable with respect to such Series B Preferred Stock; provided further, however, that no amount shall be paid with respect to the Series B Preferred Stock until the holders of the Corporation's Series A Preferred Stock have been paid in full all amounts owed upon a Liquidation to the holders of Series A Preferred Stock in accordance with the Series A Preferred Stock Designation of Preferences, Limitations and Relative Rights. A Liquidation shall also be deemed to have occurred upon (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the Corporation's shareholders immediately prior to such transaction not holding (by virtue of such shares or securities issued solely with respect thereto) at least 50% of the voting power of the surviving or continuing entity, or (ii) a sale, conveyance or disposition of all or substantially all of the assets of the Corporation unless the Corporation's shareholders immediately prior to such transaction will, as a result of such sale, conveyance or disposition hold (by virtue of securities issued as consideration for such sale, conveyance or disposition) at least 50% of the voting power of the purchasing entity, or (iii) the effectuation by the Corporation or its stockholders of a transaction or series of related transactions that results in the Corporation's shareholders immediately prior to such transaction not holding (by virtue of such shares or securities issued solely with respect thereto) at least 50% of the voting power of the Corporation.

     To the extent necessary, the Corporation shall cause such actions to be taken by any of its subsidiaries so as to enable the proceeds of a Liquidation to be distributed to the holders of shares of Series B Preferred Stock in accordance with this Section (b). All the preferential amounts to be paid to the holders of Series B Preferred Stock under this Section (b) shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to, the holders of shares of Any Common Stock or any class or series of stock of the Corporation ranking junior to Series B Preferred Stock in connection with a Liquidation as to which this Section (b) applies. If the assets or surplus funds to be distributed to the holders of Series B Preferred Stock are insufficient to permit the payment to such holders of the full amounts payable to such holders, the assets and surplus funds legally available for distribution shall be distributed ratably among the holders of Series B Preferred Stock in proportion to the full amount each such holder is otherwise entitled to receive.

     (c) Voting Rights. The Series B Preferred Stock shall be non-voting;
     --- -------------
provided, however, that, in the event the Corporation fails to close the Initial Public Offering on or before the date that is three hundred sixty-five (365) days following the Original Issue Date, each holder of a share of Series B Preferred Stock shall thereafter automatically be entitled to the number of votes equal to the number of Conversion Shares into which such share of Series B Preferred Stock would be convertible under the circumstances described in Section (d) hereof on the record date for the vote or consent of shareholders, and shall otherwise have voting rights and powers equal to the voting rights and powers of the Common Stock. Fractional votes shall not, however, be permitted, and any fractions shall be disregarded in computing voting rights.

     (d) Conversion. The holders of Series B Preferred Stock shall have
     --- ----------
conversion rights as follows (the "Conversion Rights"):

          (1)  Conversion Rate.
          ---  ---------------

               (A) For purposes of this Section (d), the shares of Series B Preferred Stock shall be convertible, at the times and under the conditions described in this Section (d) hereafter, at the rate (the "Conversion Rate") of one share of Series B Preferred Stock to the number of shares of Common Stock that equals the quotient obtained by dividing the Invested Amount by the Conversion Price (defined hereinafter). Thus, the number of shares of Common Stock to which a holder of Series B Preferred Stock shall be entitled upon any conversion provided for in this Section (d) shall be the product obtained by multiplying the Conversion Rate by the number of shares of Series B Preferred Stock being converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the shares of Series B Preferred Stock to be converted in accordance with the procedures described in Subsection
          (d)(4) below. The "Conversion Price" shall be equal to the Invested Amount, except as otherwise adjusted as provided hereafter in this Section (d). The initial Conversion Rate shall be one share of Series B Preferred Stock for one share of Common Stock.


               (B) No fractional shares of Common Stock shall be issued upon conversion of Series B Preferred Stock, and any shares of Series B Preferred Stock surrendered for conversion that would otherwise result in a fractional share of Common Stock shall be redeemed in cash at the then effective Conversion Price per share, payable as promptly as possible when funds are legally available therefor.

          (2) Optional. Subject to Subsection (d)(3) below, each share of Series
          --- --------
     B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the anniversary of the date of issuance of such share, in whole or in part, at the office of the Corporation or any transfer agent for the Series B Preferred Stock, into Common Stock at the then effective Conversion Rate.

          (3)  Automatic.
          ---  ---------
               (A) Should the holders of at least a majority of the then outstanding shares of Series B Preferred Stock so elect, by delivery of written notice or notices to the Corporation, each and every outstanding share of Series B Preferred Stock held by all holders of Series B Preferred Stock (whether or not so electing) shall automatically be converted into Common Stock at the then effective Conversion Rate. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of receipt of the last written notice described above necessary to effect such request by a majority of holders. Such conversion shall be automatic, without need for any further action by the holders of shares of Series B Preferred Stock and regardless of whether the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of Series B Preferred Stock so converted are surrendered to the Corporation in accordance with the procedures described in Subsection (d)(4) below. Upon the conversion of Series B Preferred Stock pursuant to this Subsection (d)(3)(A), the Corporation shall promptly send written notice thereof, by registered or certified mail, return receipt requested and postage prepaid, by hand delivery or by overnight delivery, to each holder of record of Series B Preferred Stock at his or its address then shown on the records of the Corporation, which notice shall state that certificates evidencing shares of Series B Preferred Stock must be surrendered at the office of the Corporation (or of its transfer agent for the Common Stock, if applicable) in the manner described in Subsection (d)(4) below.

               (B) The Corporation shall notify each holder of Series B Preferred Stock at least ninety (90) days prior to the anticipated effective date of a registration statement filed by the Corporation under the Securities Act covering an Initial Public Offering; provided that, in the event the Corporation contemplates that such registration statement will become effective at any time during the ninety (90)-day period following the Original Issue Date, the Corporation shall provide such notice to each holder of Series B Preferred Stock at least ten (10) days prior to such effective date. Upon the closing of, but effective immediately prior to, the first sale in an Initial Public Offering, each and every share of outstanding Series B Preferred Stock held by all holders of Series B Preferred Stock shall automatically be converted into Common Stock at the then effective Conversion Rate. Such conversion shall be automatic, without need for any further action by the holders of shares of Series B Preferred Stock and regardless of whether the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of Series B Preferred Stock so converted are surrendered to the Corporation in accordance with the procedures described in Subsection (d)(4) below. Upon the conversion of Series B Preferred Stock pursuant to this Subsection (d)(3)(B), the

          Corporation shall promptly send written notice thereof, by registered or certified mail, return receipt requested and postage prepaid, by hand delivery or by overnight delivery, to each holder of record of Series B Preferred Stock at his or its address then shown on the records of the Corporation, which notice shall state that certificates evidencing shares of Series B Preferred Stock must be surrendered at the office of the Corporation (or of its transfer agent for the Common Stock, if applicable) in the manner described in Subsection (d)(4) below.

          (4) Mechanics of Conversion. Before any holder of Series B Preferred
          --- -----------------------
     Stock shall be entitled to receive certificates representing the shares of Common Stock into which shares of Series B Preferred Stock are converted in accordance with Subsections (d)(2) or (d)(3) above, such holder shall surrender the certificate or certificates for such shares of Series B Preferred Stock, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Preferred Stock, and shall give written notice to the Corporation at such office of the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued, if different from the name shown on the books and records of the Corporation (the "Conversion Notice"). The Conversion Notice shall also contain such representations as may reasonably be required by the Corporation to the effect that the shares to be received upon conversion are not being acquired and will not be transferred in any way that might violate the then applicable securities laws. The Corporation shall, as soon as practicable thereafter and in no event later than thirty (30) days after the delivery of said certificates, issue and deliver at such office to such holder of Series B Preferred Stock, or to the nominee or nominees of such holder as provided in the Conversion Notice, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion pursuant to Subsections (d)(2) or (d)(3) above shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the effective date of conversion specified in such section. All certificates issued upon the exercise or occurrence of the conversion shall contain a legend governing restrictions upon such shares imposed by law or agreement of the holder or his or its predecessors.

          (5) Adjustment for Subdivisions or Combinations of Common Stock. In
          --- -----------------------------------------------------------
     the event the Corporation at any time, or from time to time, after the Original Issue Date effects a subdivision or combination of the outstanding Common Stock into a greater or lesser number of shares without a proportionate and corresponding subdivision or combination of the outstanding Series B Preferred Stock, then and in each such event the Invested Amount (and therefore, the Conversion Price and the corresponding Conversion Rate) shall be decreased or increased proportionately.

          (6)  Adjustments for Dividends, Distributions and Other Common Stock
          ---  ---------------------------------------------------------------
     Equivalents.   In the event that the Corporation at any time, or from time
     -----------
     to time, after the Original Issue Date shall make or issue, or fix a record date to determine the holders of Any Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Any Common Stock or other securities or rights convertible or exercisable into or otherwise entitling the holder thereof, directly or indirectly, to receive additional shares of Any Common Stock (such other securities or rights being hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder of such Common Stock Equivalents or the additional shares of Any Common Stock, and without a proportionate and corresponding dividend or other distribution to holders of Series B Preferred Stock, then and in each such event the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for subsequent adjustment of such number) of the type of Any Common Stock issuable in payment of such dividend or distribution or upon conversion or exercise of such Common Stock Equivalents shall be deemed, for purposes of this Subsection (d)(6), to be issued and outstanding as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date. In each such event the Conversion Price shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price by a fraction,

               (A) the numerator of which shall be the total number of shares of Any Common Stock issued and outstanding or deemed to be issued and outstanding (as provided below) immediately prior to the time of such issuance or the close of business on such record date; and

               (B) the denominator of which shall be the total number of shares of Any Common Stock (i) issued and outstanding or deemed pursuant to the terms hereof to be issued and outstanding, as provided below (not including any shares described in clause (ii) immediately below), immediately prior to the time of such issuance or the close of business on such record date, plus (ii) the number of shares of Any Common Stock issuable in payment of such dividend or distribution or upon conversion or exercise of such Common Stock Equivalents;

     provided, however, that (i) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price (and the corresponding Conversion Rate) shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price (and the corresponding Conversion Rate) shall be adjusted pursuant to this Subsection (d)(6) as of the time of actual payment of such dividend or distribution; or (ii) if such Common Stock Equivalents provide, with the passage of time or otherwise, for any decrease in the number of shares of Any Common Stock issuable upon conversion or exercise thereof (or upon the occurrence of a record date with respect thereto), the Conversion Price (and the corresponding Conversion Rate) computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such decrease becoming effective, be recomputed to reflect such decrease insofar as it affects the rights of conversion or exercise of the Common Stock Equivalents then outstanding; or (iii) upon the expiration of any rights of conversion or exercise under any unexercised Common Stock Equivalents, the Conversion Price (and the corresponding Conversion Rate) computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if the only additional shares of Any Common Stock issued were the shares of such stock, if any, actually issued upon the conversion or exercise of such Common Stock Equivalents; or (iv) in the event of issuance of Common Stock Equivalents that expire by their terms not more than sixty (60) days after the date of issuance thereof, no adjustments of the Conversion Price (or the corresponding Conversion Rate) shall be made until the expiration or exercise of all such Common Stock Equivalents, whereupon the adjustment otherwise required by this Subsection
     (d)(6) shall be made in the manner provided herein. For purposes of this Subsection (d)(6), Any Common Stock deemed issued and outstanding shall include shares of Common Stock into which the then outstanding shares of Series B Preferred Stock could be converted if fully converted on the day immediately preceding the given date, and shares of Any Common Stock that could be obtained through the exercise or conversion of all other rights, options, and convertible securities on the day immediately preceding the given date.

          (7) Adjustment of Conversion Rate for Diluting Issues. Except as
          --- -------------------------------------------------
     otherwise provided in this Subsection (d)(7), in the event, and each time as, the Corporation sells or issues shares of Any Common Stock or Common Stock Equivalents following the Original Issue Date, at a per share consideration (as defined below) less than the Conversion Price then in effect, then the Conversion Price shall be adjusted as provided in this Subsection (d)(7), and the Conversion Rate shall be appropriately adjusted. For purposes of the foregoing, the per share consideration with respect to the sale or issuance of a share of Any Common Stock shall be the price per share received by the Corporation, prior to the payment of any expenses, commissions, discounts and other applicable costs. With respect to the sale or issuance of Common Stock Equivalents that are convertible or exercisable into or exchangeable for Any Common Stock without further consideration, the per share consideration shall be determined by dividing the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for subsequent adjustment of such number) of Any Common Stock issuable, directly or indirectly, with respect to such Common Stock Equivalents into the aggregate consideration received by the Corporation upon the sale or issuance of such Common Stock Equivalents. With respect to the issuance of Common Stock Equivalents, the per share consideration shall be determined by dividing the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for subsequent adjustment of such number) of Any Common Stock issuable with respect to such Common Stock Equivalents into the aggregate consideration received by the Corporation upon the sale or issuance of such Common Stock Equivalents plus the total consideration receivable by the Corporation upon the conversion or exercise of such Common Stock Equivalents. The issuance of shares of Any Common Stock or Common Stock Equivalents for no consideration shall be deemed to be an issuance of shares of Any Common Stock at a per share consideration of $.01. In connection with the sale or issuance of Common Stock and/or Common Stock Equivalents for non-cash consideration, the amount of consideration shall be determined by the Board of Directors in good faith.

          As used herein, "Additional Shares of Common Stock" shall mean, with respect to such adjustments to be made to the Conversion Price and the Conversion Rate, either shares of Any Common Stock issued subsequent to the Original Issue Date, or, with respect to the issuance of Common Stock Equivalents, the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for subsequent adjustment of such number) of Any Common Stock issuable in exchange for, upon conversion of, or upon exercise of such Common Stock Equivalents.

               (A) Upon each issuance of Any Common Stock for a per share consideration less than the Conversion Price as in effect on the date of such issuance, the Conversion Price as in effect on such date shall be adjusted by multiplying it by a fraction:


                   (i) the numerator of which shall be the number of shares of
               Any Common Stock deemed to be outstanding (as defined below) immediately prior to the issuance of such Additional Shares of Common Stock plus the number of shares of Any Common Stock that the aggregate net consideration received by the Corporation for the total number of such Additional Shares of Common Stock so issued would purchase at the Conversion Price then in effect; and


                   (ii) the denominator of which shall be the number of shares of Any Common Stock deemed to be outstanding (as defined below) immediately prior to the issuance of such Additional Shares of Common Stock plus the number of shares of Any Common Stock so issued.

     For the purposes of this Subsection (d)(7)(A), the number of shares of Any Common Stock deemed to be outstanding as of a given date shall be the sum of (i) the number of shares of Any Common Stock actually outstanding, (ii) the number of shares of Any Common Stock into which the then outstanding shares of Series B Preferred Stock could be converted if fully converted on the day immediately preceding the given date, and (iii) the number of shares of Any Common Stock that could be obtained through the exercise or conversion of all other rights, options and convertible securities on the day immediately preceding the given date.

               (B) Upon each issuance of Common Stock Equivalents that are exchangeable without further consideration into Common Stock, for a per share consideration less than the Conversion Price as in effect on the date of such issuance, the Conversion Price shall be adjusted as provided in paragraph (A) of this Subsection (d)(7) on the basis that the Additional Shares of Common Stock are to be treated as having been issued on the date of issuance of the Common Stock Equivalents, and the aggregate consideration received by the Corporation for such Common Stock Equivalents shall be deemed to have been received for such Additional Shares of Common Stock.

               (C) Upon each issuance of Common Stock Equivalents other than those described in paragraph (B) of this Subsection (d)(7) for a per share consideration less than the Conversion Price as in effect on the date of such issuance, the Conversion Price shall be adjusted as provided in paragraph (A) of this Subsection (d)(7) on the basis that the Additional Shares of Common Stock are to be treated as having been issued on the date of issuance of such Common Stock Equivalents, and the aggregate consideration received and receivable by the Corporation on conversion or exercise of such Common Stock Equivalents shall be deemed to have been received for such Additional Shares of Common Stock.

               (D) Once any Additional Shares of Common Stock have been treated as having been issued for the purpose of this Subsection (d)(7), they shall be treated as issued and outstanding shares of Any Common Stock whenever any subsequent calculations must be made pursuant hereto; provided that on the expiration of any options, warrants or rights to purchase Additional Shares of Common Stock, the termination of any rights to convert or exchange for Additional Shares of Common Stock, or the expiration of any options or rights related to such convertible or exchangeable securities on account of which an adjustment in the Conversion Price has been made previously pursuant to this Subsection
          (d)(7), such Conversion Price shall forthwith be readjusted to the Conversion Price as would have obtained had the adjustment made upon the issuance of such options, warrants, rights, securities or options or rights related to such securities been made upon the basis of the issuance of only the number of shares of Any Common Stock actually issued upon the exercise of such options, warrants or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

               (E) The foregoing notwithstanding, no adjustment of the Conversion Price and the Conversion Rate shall be made pursuant to this Subsection (d)(7) as a result of the issuance of:

                   (i) any shares of Common Stock upon the conversion of shares of Series B Preferred Stock;

                   (ii) securities of the Corporation offered to the public
               pursuant to an effective registration statement under the Securities Act;

                   (iii) the Corporation's securities pursuant to the
               acquisition by the Corporation of any product, technology, know-how or another corporation by merger, purchase of all or substantially all of the securities or assets, or any other reorganization whereby the Corporation owns over fifty percent (50%) of the voting power of such corporation;

                   (iv) any shares of Common Stock pursuant to which the
               Conversion Price and the Conversion Rate are adjusted under Subsection (5) or (6) of this Section (d);

                   (v) any shares of Any Common Stock issued at any time
               following the Original Issue Date pursuant to options, warrants or rights granted either before or after the Original Issue Date to purchase shares of such series of Any Common Stock, less the number of any such options, warrants or rights that are repurchased by the Corporation, are canceled or expire, in each case in favor of employees, directors, officers or consultants of the Corporation or any subsidiary thereof pursuant to a stock option plan or agreement approved by the Board of Directors; provided, however, that such stock options thereunder, if granted after the Original Issue Date, are granted at a conversion or exercise price that the Board of Directors determines in good faith is not less than the fair market value of the securities into which they are exercisable as of the date of grant; or

                   (vi) any shares of  Any Common Stock issued pursuant to the exchange, conversion or exercise of any Common Stock Equivalents that have previously been incorporated into computations hereunder on the date when

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

               such Common Stock Equivalents were issued.

          (8) De Minimis Adjustments. No adjustment to the Conversion Price
          --- ----------------------
     (and, thereby, the Conversion Rate) shall be made if such adjustment would result in a change in the Conversion Price of less than $.01. Any adjustment of less than $.01 that is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment that, on a cumulative basis, amounts to an adjustment of $.01 or more in the Conversion Price.

          (9) No Impairment. Except as provided in Section (e) hereof, the
          --- -------------
     Corporation shall not, by amendment of the Articles of Incorporation or the Bylaws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in the carrying out of all the provisions of this Section (d) and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series B Preferred Stock against impairment.

          (10) Certificate as to Adjustments. Upon the occurrence of each
          ---- -----------------------------
     adjustment or readjustment of the Conversion Price pursuant to this Section
     (d), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and cause independent public accountants selected by the Corporation to verify such computation and prepare and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price and the Conversion Rate at that time in effect, and
     (iii) the number of shares of Common Stock and the amount, if any, of other property that at that time would be received upon the conversion of Series B Preferred Stock.

          (11) Notices of Record Date. In the event of any taking by the
          ---- ----------------------
     Corporation of a record of the holders of any series or class of securities other than Series B Preferred Stock for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any Common Stock Equivalents or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series B Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or rights, and the amount and character of such dividend, distribution or rights.

          (12) Reservation of Stock Issuable Upon Conversion. The Corporation
          ---- ---------------------------------------------
     shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall be insufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

    (e) Protective Provisions. In addition to any other rights provided by law,
    --- ---------------------
so long as any shares of Series B Preferred Stock are then outstanding, except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Articles of Incorporation, without first obtaining the affirmative vote or written consent of the holders of a majority of the total number of shares of Series B Preferred Stock outstanding, voting together as a single class, the Corporation shall not, and shall cause its subsidiaries not to:

        (1) amend or repeal any provision of, or add any provision to, the Articles of Incorporation or the Bylaws, or file any certificate of designations, preferences, limitations and relative rights of any series or class of preferred stock, if such action would alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of holders of Series B Preferred Stock;

        (2) create or authorize the creation of any additional series or class of shares of stock, or increase the authorized amount of any series or class of capital stock, unless the same ranks junior or pari passu to the Series B Preferred Stock as to dividends and the distribution of assets upon a Liquidation of the Corporation; regardless of whether any such creation, authorization or increase shall be by means of amendment to the Articles of Incorporation, or by merger, consolidation or otherwise;

        (3) increase or decrease the authorized number of shares of the Series B Preferred Stock;

        (4) take any action that would alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of holders of Series B Preferred Stock in one or more of the ways set forth in
     Section 14-2-1004(a) of the Code;

        (5) purchase, redeem or otherwise acquire for value any shares of any class of its capital stock or cause or permit any employee stock ownership plan, including any Employee Stock Ownership Plan as defined in (S) 4975(e)(7) of the Internal Revenue Code of 1986, as amended, to purchase shares of any class of its capital stock, except pursuant to a stock option or employee stock ownership plans or restricted stock agreements, or in exercise of any right of first refusal of the Corporation upon a proposed transfer that is, in each case, in existence on the Original Issue Date; provided, however that such restriction shall not apply in the event that either (i) the holders of Series B Preferred Stock are permitted to participate in such purchase, redemption or acquisition, each such holder being entitled to sell some or all of his or its pro rata portion of such capital stock based on the number of Conversion Shares held by such holder in proportion to the sum of the number of Conversion Shares and the number of shares of Any Common Stock then issued or issuable on a fully diluted basis, or (ii) such purchase, redemption or acquisition has received the prior affirmative vote or written consent of the holders of a majority of the total number of shares of Series B Preferred Stock outstanding, voting together as a single class; or

        (6)  amend the provisions of this Section (e);
     provided, however, that the Corporation may amend the Corporation's Series A Preferred Stock to provide for a Liquidation as defined herein.

     (f) Notices.  Any notice required by the provisions hereof to be given to
         -------
the holders of shares of Series B Preferred Stock shall be deemed given on the third business day following (and not including) the date on which such notice is deposited in the United States Mail, first-class, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation. Notice by any other means shall not be deemed effective until actually received.